LITHIA

INCENTIVE AGREEMENT

Employee: Brad Gray **Employee ID:** 1084

Title: Senior Office Manager **Plan Effective Date:** 8/1/2014 - 12/31/2015

Explanation of Incentive Potential

I. Acquisition Closings **Amount:** $10,000

Objective: Provide at least 2 days of support during any acquisition as agreed upon during 2015. Incentive is a flat amount and will be paid within 15 days of closing acquisition.

II. New Deal Completion from one seller **Potential Amount:** $200,000

Objective: Lithia to purchase an acquisition based upon your review/recommendation. Incentive will be paid based on the tier level of the acquisition. Incentive will be paid within 15 days of closing the sale.

If Store is a Tier 1: $20,000 incentive for every $10 Million in revenue with a maximum incentive of $100K.
If Store is a Tier 2: $15,000 incentive for every $10 Million in revenue with a maximum incentive of $150K.
If Store is a Tier 3: $10,000 incentive for every $10 Million in revenue with a maximum incentive of $200K.

III. Mediation Assistance/Appearances **Daily Amount:** $1,500

Objective: Provide assistance at mediations as agreed during 2015. Incentive is based on a daily appearance amount. Incentive will be paid within 15 days upon appearance.

Compensation Plan Explanations, Conditions and Terms:

1. This is an explanation on how your annual incentives will be calculated. All conditions and terms of your compensation plan still apply. All bonuses are at the discretion of Management.
2. Incentives will be paid as shown above under each incentive objective.
3. Edward will be responsible for submitting incentives to be paid to SS Payroll on a Payroll & Attendance Documentation form.

EMPLOYEE: Brad Gray

MANAGER: Edward Impert #92427

MANAGER: Bryan DeBoer #1152